Exhibit (d)(8)

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into on [—], 2012, by and among Empeiria Acquisition Corporation, a Delaware corporation (the “Company”), Empeiria Investors LLC, a Delaware limited liability company (the “Sponsor”), Stephen D. Cope (“Cope”), the undersigned parties listed under Holder on the signature page hereto (the “IDE Holders”) and the other parties that execute this Agreement or joinders hereto from time to time.

RECITALS

WHEREAS, the Sponsor holds shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, the IDE Holders held shares of common stock of Integrated Drilling Equipment Holdings Company, Inc., a Delaware corporation (“IDE”);

WHEREAS, the Company, IDE Acquisition Co., LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub”), IDE and Cope are parties to that certain Agreement and Plan of Merger dated October [—], 2012 (the “Merger Agreement”), pursuant to which IDE was merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger;

WHEREAS, in connection with the Merger, Cope and the IDE Holders acquired the Common Stock set forth on Schedule 1;

WHEREAS, the parties hereto desire to enter into this Agreement for the purpose, among others, of (a) assuring continuity in the management of the Company and (b) protecting the Company’s business interests;

WHEREAS, each IDE Holder acknowledges that it has agreed to enter into this Agreement in order to induce the Company to enter into, and as a condition to the consummation of the transactions contemplated by, the Merger Agreement; and

WHEREAS, the Company acknowledges that it is relying on each IDE Holder’s entry into this Agreement in agreeing to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following additional terms, not defined elsewhere, have the meanings herein specified:

“Agreement” has the meaning set forth in the preamble hereto.

“Board of Directors” means the Board of Directors of the Company.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Cope” has the meaning set forth in the preamble hereto.

“Electronic Delivery” has the meaning set forth in Section 5.16.

“IDE Holders” has the meaning set forth in the preamble hereto.

“IDE Individuals” means Cope, Richard Dodson and Eric Storm.

“IDE Parties’ Nominees” has the meaning set forth in Section 2.1.

“IDE Party” means (a) each IDE Holder and (b) each direct or indirect transferee of the Common Stock held by any IDE Individual as of the date hereof, other than any such transferee receiving such Common Stock following a transfer of such Common Stock in a Public Sale.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a governmental entity or any department, agency or political subdivision thereof.

“Public Sale” means any sale of Common Stock pursuant to an underwritten registered public offering under the Securities Act or any sale pursuant to Rule 144 promulgated under the Securities Act.

“Rig Parts” means oil and gas rig parts, components or systems including, without limitation, (a) complete drilling rig packages and (b) any other component parts designed, engineered, manufactured, produced or fabricated by IDE or any of its subsidiaries prior to the date hereof.

“Restricted Period” means the period beginning on the date hereof and ending on the fifth anniversary hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” has the meaning set forth in the preamble hereto.

“Sponsor Individuals” means each of Barry Brigman, Michael Dion, Joseph Fong, Alan Menkes, James Mills and Keith Oster.

“Sponsor Parties’ Nominees” has the meaning set forth in Section 2.1.

“Sponsor Party” means (a) the Sponsor, (b) each Sponsor Individual that is a transferee of the Common Stock held by Sponsor as of the date and (c) each direct and indirect transferee of a Sponsor Individual with respect to Common Stock held by the Sponsor as of the date hereof, other than, with respect to clauses (b) and (c), any such transferee receiving such Common Stock following a transfer of such Common Stock in a Public Sale.

ARTICLE 2

VOTING MATTERS

2.01 Board Composition. The IDE Parties shall have the right to nominate a total of two directors for election to the Board of Directors, one in each of Class I and Class II (the “IDE Holders’ Nominees”). The Sponsor Parties shall have the right to nominate a total of two directors for election to the Board of Directors, each of which shall be in Class I (the “Sponsor’s Nominees”). The IDE Holders’ Nominees and the Sponsor’s Nominees shall each nominate an independent director to serve on the Board of Directors in Class II (each, an “Independent Nominee”). Each Independent Nominee shall satisfy the independence tests set forth in Rule 303A of the NYSE Listed Company Manual. The IDE Parties’ initial Class I nominee shall be [Stephen Cope] and the IDE Parties’ initial Class II nominee shall be [Richard Dodson]. The Sponsor Parties’ initial nominees shall be [Alan Menkes and James Mills]. The IDE Parties, on the one hand, and the Sponsor Parties, on the other hand, shall provide notice of their respective nominees at least 10 business days prior to any meeting of the Company’s stockholders at which the Board of Directors (or any portion thereof) is to be elected.

2.02 Agreement to Vote. The IDE Parties and the Sponsor Parties agree to vote all of their respective Common Shares in any election of directors for such nominees designated pursuant to this Article 2 or for removal of any director designated to be replaced by a party nominating a director hereunder. Neither any IDE Party nor any Sponsor Party shall vote or consent to remove any director nominated and elected pursuant to this Article 2 unless the party or parties entitled from time to time to nominate such director shall consent to, approve and recommend such removal.

ARTICLE 3

NONCOMPETITION

3.01 Noncompetition. Cope agrees that, during the Restricted Period, he will not conduct, engage or participate in any manner in (i) the sale, manufacture, assembly, production,

design, repair or refurbishment of oil and gas rig parts or (ii) any other business conducted or carried on by the Company during the twelve month period prior to the date hereof in any capacity. For purposes of this paragraph, oil and gas rig parts shall include, but not be limited to: complete drilling rig packages and any other component part designed, engineered, manufactured, produced or fabricated by the Company prior to the termination date and will include, but not be limited to, mast, substructures, drawworks, SCR drive systems, VFD drive systems, mud tanks, fuel/water tanks, walking/skidding systems, drilling controls and software and hydraulic power packs and systems. Standalone, third party manufactured products that are purchased as buy-out items by the Company, such as top drive drilling systems, engine/ generator package systems, automated cat walks, mud conditioning equipment, solids control and similar type equipment shall not be included as oil and gas rig parts for purposes of this paragraph unless they compete with similar products and services offered by the Company during the 12 month period prior to the date hereof.

3.02 Nonsolicitation. During the Restricted Period, Cope shall not, directly or indirectly, (a) cause, induce or encourage any customer of the Company or any Company Subsidiary or any other Person who has a material business relationship with the Company or any Company Subsidiary to terminate or modify any such relationship or (b) solicit any customer of the Company or any Company Subsidiary for sales of products or services within the Restricted Territory that compete with the Restricted Business.

3.03 Acknowledgement. Cope acknowledges that a violation of the foregoing provisions of this Article 3 would cause irreparable harm to the Company and its subsidiaries, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement, and without the necessity or proof of actual damages or the posting of a bond, the Company will have the right to enforce this Article 3 by specific equitable remedies, which will include temporary and permanent injunctions, it being the understanding of the parties hereto that damages, the forfeitures described above and injunctions will all be proper modes of relief and are not to be considered as alternative remedies.

3.04 Reformation. If a court at any time determines that any restriction or limitation in this Article 3 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company and be deemed reasonable and enforceable by the court.

ARTICLE 4

TERMINATION OF AGREEMENT

4.01 Termination. This Agreement shall automatically terminate upon the earlier of (a) the affirmative vote of (i) the Sponsor Parties holding at least fifty-one percent (51%) of the shares of Common Stock subject to this Agreement plus (ii) the affirmative vote of IDE Parties holding at least fifty-one percent (51%) of the shares of Common Stock subject to this Agreement and (b) the date upon which the Sponsor, the Sponsor Individuals and the IDE Individuals, taken together, hold less than 25% of the Common Stock.

ARTICLE 5

MISCELLANEOUS PROVISIONS

5.01 Amendments. Other than as provided in Section 4.1, this Agreement may be amended, modified or revoked in whole or in part only by a writing signed by (a) the Sponsor Parties holding at least fifty-one percent (51%) of the shares of Common Stock subject to this Agreement, (b) the affirmative vote of IDE Parties holding at least fifty-one percent (51%) of the shares of Common Stock subject to this Agreement and (c) the Company.

5.02 Spousal Consent. If a particular IDE Holder or Sponsor Holder is an individual, such Person’s spouse as of the date of entry into this Agreement or joinder hereof, if any, has executed a Spousal Consent and Proxy in the form attached hereto as Exhibit A.

5.03 Prevailing Party. In the event of a dispute between any of the parties with respect to obligations under this Agreement, the prevailing party in any action or proceeding in any court or arbitration in connection therewith will be entitled to recover from such other party its costs and expenses, including, without limitation, reasonable legal fees and associated court costs.

5.04 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set forth under the recipient’s name on the signature pages hereto (with written confirmation of receipt), (c) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, will be sent to the applicable address set forth under the recipient’s name on the signature pages hereto, unless another address has been previously specified in writing.

5.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties. Each Sponsor Party and each IDE Holder Party will cause their respective transferees of Common Stock held as of the date hereof (other than transferees pursuant to a Public Sale) to, prior to consummating any such transfer, execute a written joinder hereto, including an agreement to be bound by Article 2 and this Section 5.05.

5.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties will amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable law.

5.07 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any Person.

5.08 Waiver. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

5.09 Inducement; Reliance. Each party hereto acknowledges that (a) it has agreed to enter into this Agreement, the other agreements contemplated to the Merger Agreement and, with respect to the Company and Cope, the Merger Agreement in order to induce each other party to enter into, and as a condition to, the Merger Agreement and the other agreements contemplated thereby, and the transactions contemplated thereby, and (b) it is relying on the other parties’ entries into this Agreement, the other agreements contemplated by the Merger Agreement, and, where applicable the Merger Agreement, in agreeing to enter into this Agreement and such other agreements

5.10 Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

5.11 Unified Position. The IDE Parties, on the one hand, and the Sponsor Parties, on the other hand, must adopt a single, unified position between themselves in taking any action under this Agreement or otherwise with respect to any matter arising under this Agreement.

5.12 Governing Law. All matters (including any and all claims) arising out of or relating to the interpretation, construction, validity or enforcement of this Agreement and the transactions contemplated hereby will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

5.13 Consent to Jurisdiction and Service of Process. The parties to this Agreement submit to the exclusive jurisdiction of the state courts located in the Borough of Manhattan, New York, New York or the courts of the United States located in the Borough of Manhattan, New York, New York in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. Service of process with respect thereto may be made upon any party by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as described in Section 5.04. Each of the parties hereto agrees that a judgment in any dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

5.14 Waiver of Jury Trial. Each party hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 5.14.

5.15 No Third Party Beneficiaries. No Person other than the parties hereto will have any rights, remedies, obligations or benefits under any provision of this Agreement.

5.16 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

*        *        *

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be executed, by their duly authorized officers or agents where applicable, as of the same day and year first above written.

EMPEIRIA ACQUISITION CORPORATION

By:
Name:
Title:

EMPEIRIA INVESTORS LLC

By:
Name:
Title:

Stephen D. Cope

IDE HOLDERS

Name:

Name:

Name:

Name:

[Signature Page To Voting Agreement]

EXHIBIT A

FORM OF SPOUSAL CONSENT AND PROXY

The undersigned, being the spouse of                     , party as a Holder to that certain Voting Agreement (the “Agreement”), dated October     , 2012, by and among Empeiria Acquisition Corporation, Empeiria Investors LLC, Stephen Cope and the Holders (as defined therein), hereby executes this Spousal Consent and Proxy for the purpose of consenting to the foregoing Agreement and binding any community property interest or marital property interest that he or she may have in any of the Common Stock. By execution hereof, the undersigned represents and warrants that he or she has read the foregoing Agreement and consents to its terms.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Date:                     , 2012

Name:

Schedule 1

IDE Holders’ Common Stock

Name	Number of Shares Held